Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Limoneira Company for the registration of $150,000,000 of common stock and to the incorporation by reference therein of our reports dated January 10, 2017, with respect to the consolidated financial statements of Limoneira Company, and the effectiveness of internal control over financial reporting of Limoneira Company, included in its Annual Report (Form 10-K) for the year ended October 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

May 3, 2017